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                                                          Exhibit (10)W.(iii)
                                                          April 25, 1994

RETIREMENT PLAN FOR OUTSIDE DIRECTORS

     RESOLVED, that Section 9 of the Retirement Plan for Outside Directors is hereby amended, effective as of January 1, 1994, to read in its entirety as follows:

     "9.  AMENDMENT AND TERMINATION

     UJB Financial Corp. reserves the right to terminate this Plan or amend this Plan in any respect at any time, and any such amendment may be retroactive; provided, however, that no such termination or amendment may reduce the benefits of any Director who has previously retired hereunder or any spouse receiving benefits hereunder. Any amendment or termination of the Plan shall be adopted by the Board of Directors of UJB Financial Corp., by resolution of the Board of Directors at a regular meeting of the Board of Directors or special meeting called for such purpose or by unanimous written consent."